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                                                                 EXHIBIT (d)(2)

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                          EXTENSION OF MATURITY DATE
                                     RIDER

This rider has been added to and made a part of the policy to which it is attached.

Option to Extend Coverage. You may elect to continue coverage under the base policy until the Maturity Date stated on page 3, or until the date of death of the Insured, if later. (If this rider is attached to a Joint and Last Survivor policy, "death of the Insured" means "death of the last surviving Contingent Insured.) To elect this option, you must submit a written request to the Company on a form acceptable to us, at least 30 days prior to the original Maturity Date.

Starting on the original Maturity Date:

1.  The Death Benefit Amount will be equal to the Accumulation Value;

2.  Coverage under any riders attached to the policy will not be extended;

3.  Monthly Deductions will be calculated with:

     a.  A cost of insurance rate equal to zero; and

     b.  A Monthly Administrative Fee not to exceed $10.00 per month;

4.  New premium payments will not be accepted;

5. Interest will continue to be credited to the Accumulation Value at a rate not less than the guaranteed rate stated in the policy;

6. Interest on policy loans will continue to accrue in the same manner as stated in the policy, and

7.  The Accumulation Value will be at least as great as:

     a. The value on the original Maturity Date accumulated with interest at the guaranteed rate stated in the policy, less

     b.  The Monthly Administrative Fee.

After this option is elected, it may not be revoked.

The policy may be subject to tax consequences when continued beyond the Maturity Date. The policy may not qualify as "life Insurance" under the Internal Revenue Code after age 100. You should consult your tax advisor.

The effective date of this rider is the Date of Issue of the policy unless a later date is shown here.

                                   President

96110